Exhibit 99.1 July 2, 2007 Termination Agreement

TERMINATION AGREEMENT
RE:
MASTER DISTRIBUTION AGREEMENT

This Termination Agreement, effective as of July 2, 2007, terminates that certain MASTER DISTRIBUTION AGREEMENT, dated August 30, 2005, between Bravo! Brands Inc., f/k/a Bravo! Foods International Corp., a Delaware corporation with its principal place of business at 11300 U.S. Highway 1, Suite 400, North Palm Beach, Florida 33408 (hereinafter referred to as "Bravo"), and Coca-Cola Enterprises Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 2500 Windy Ridge Parkway, Atlanta, GA 30339 (hereinafter referred to as "CCE".)

WHEREAS, the parties have entered into the MASTER DISTRIBUTION AGREEMENT and mutually desire to terminate such agreement as specifically provided herein;

NOW THEREFORE for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Effective this July 2, 2007, except as otherwise specifically set forth herein, the MASTER DISTRIBUTION AGREEMENT, including all Exhibits thereto, is terminated and all provisions thereof are null and void and of no further force or effect.

2. With the exception of Common Stock Purchase Warrant (No. 2005 B AUG-001) and the obligations created by this Termination Agreement or as expressly set forth herein, each party, for itself and for its successors and assigns, shareholders, directors, officers and employees, hereby forever and irrevocably releases and discharges the other (including its respective successors and assigns, shareholders, directors, officers and employees) from and against any and all claims, demands, proceedings, causes of action, obligations, contracts, agreements, debts and liabilities whatsover, known or unknown, suspected or unsuspected, both in law and in equity, which each such releasing party now has, has ever had, or may have in the future, against the other party.

3. CCE shall fill customer orders unfilled as of the date of Termination Agreement.

4. CCE may continue to sell its inventory of Bravo Products in existence at CCE’s warehouse(s) as of the date of this Termination Agreement (the "Remaining Inventory") for a period of sixty (60) days commencing as of the date of this Termination Agreement (the “Sell-off Period”), provided that, in each such case that:

(a)	All relevant provisions of MASTER DISTRIBUTION AGREEMENT will continue to apply during the Sell-off Period;

(b)	At the start of the Sell-off Period, CCE will furnish to Bravo a written description (including quantity and location) of the Remaining Inventory and all promotional materials by SKU.

(c)
Within thirty (30) days of the date of termination or expiration of the Sell-off Period, CCE shall (i) destroy any and all Bravo Products not sold by CCE during the Sell-off Period if any, and all artwork and advertising and other promotional materials used or produced in connection with the Bravo Products or bearing the Marks then in CCE’s possession or under its control (the "Remaining Goods") and (ii) will remove the Marks from any vending machines owned by CCE, and (iii) shall furnish Bravo with written certification of such destruction (or removal), provided that CCE will delay destruction (or removal) of the Remaining Goods for such period, if any, as Bravo may reasonably request, during which thirty (30) day period CCE and Bravo will discuss in good faith alternate arrangements for disposition of the Remaining Goods upon such terms and conditions as may be mutually agreed upon in writing by CCE and Bravo.

5. Except as may be necessary during the Sell-off Period as provided in this Termination Agreement and the relevant provisions of MASTER DISTRIBUTION AGREEMENT, CCE immediately (i) will discontinue making any representations regarding its status as a distributor under the MASTER DISTRIBUTION AGREEMENT; (ii) will cease conducting any activities with respect to the sale, distribution, promotion or advertising of the Bravo Products; (iii) will cease all use of the Marks; and (iv) shall return to Bravo all property belonging to Bravo in CCE’s possession or control.

6. Bravo shall assume all CCE contractual obligations, if any, with regard to selling Products to customers that may continue after the Sell-Off Period, or shall cooperate in obtaining the assignment of such obligations to new Products distributors.

7. Section 29 of the MASTER DISTRIBUTION AGREEMENT is hereby deleted in its entirety and replaced with the following:

“Upon any termination of this Agreement, the respective obligations of Company and Distributor under this Agreement shall terminate; provided, however, the following obligations shall survive termination: obligations pursuant to Sections 8, 16, 23, 26 and 29. Nothing contained in this Section 29 shall be deemed or construed to relieve any party in breach of this Agreement from any liability therefore.”

8. Capitalized terms not otherwise defined herein have the same meaning as in the MASTER DISTRIBUTION AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Termination Agreement to be executed in duplicate by their duly authorized officers as of the day and year first above written.

BRAVO! BRANDS INC., f/k/a/ BRAVO! FOODS INTERNATIONAL CORP.	COCA-COLA ENTERPRISES INC.
/s/ By:______________________ Benjamin Patipa President	/s/ By: ___________________________